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                                      EXHIBIT 5

                Opinion and Consent of Brobeck, Phleger & Harrison LLP


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                                    April 7, 1997




ENCAD, Inc.
6059 Cornerstone Court West
San Diego, California  92121

Ladies and Gentlemen:

    You have requested our opinion with respect to certain matters in connection with the filing by ENCAD, Inc. (the "Registrant") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for an aggregate additional 200,000 shares of common stock (and options to purchase common stock) of the Registrant reserved for issuance under the Registrant's 1993 Employee Stock Purchase Plan, as amended (the "Registered Shares").

    In connection with this opinion, we have examined, issued and relied upon the Registration Statement and related prospectus, the Registrant's Registration Statement on Form S-8 filed on December 15, 1993 with the Commission as Registration No. 33-72978, the Registrant's Articles of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction, of such records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

    On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Registered Shares, when sold and issued pursuant to the Registrant's 1993 Employee Stock Purchase Plan in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

    We consent to the reference to our firm under Item 5, "Interests of Named Experts and Counsel," in Part II of the Registration Statement, and the filing of this opinion as an exhibit to the Registration Statement.

                                       Yours very truly,



                                       BROBECK, PHLEGER & HARRISON LLP